Exhibit 99.1

FOR IMMEDIATE RELEASE	For Further Information:
Jill Peters, Investor Relations Contact
(310) 893-7456 or investorrelations@kbhome.com

KB HOME ELECTS CHERYL J. HENRY TO ITS BOARD OF DIRECTORS

LOS ANGELES (October 10, 2024) – KB Home (NYSE: KBH) today announced the election of Cheryl J. Henry to its Board of Directors on October 10, 2024. Ms. Henry was also appointed to the Board’s Nominating and Corporate Governance Committee. Her initial term will end at KB Home’s 2025 Annual Meeting of Stockholders, at which time she will stand for stockholder vote.

Ms. Henry is the former President, Chief Executive Officer and Chairwoman of Ruth's Hospitality Group, Inc., a fine-dining restaurant company operating over 150 Ruth's Chris Steak House restaurants worldwide, prior to its acquisition. A seasoned executive, Ms. Henry has extensive operational and marketing experience, having served in a variety of senior roles at Ruth’s Chris, including Chief Operating Officer, before assuming the CEO role. Previously, Ms. Henry served as Chief of Staff for the Mayor of Orlando. She also serves on the board of directors of Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL).

“We are very excited to welcome Cheryl to our Board of Directors,” said Jeffrey Mezger, Chairman and Chief Executive Officer. “She brings significant executive-level experience from her leadership of a respected brand in the consumer sector, and we are confident she will contribute unique insights and perspectives across a range of strategic and operational dimensions. Additionally, she has a strong network of relationships in Florida, both at the state level and in Orlando, an important market for our Company.”

About KB Home
KB Home is one of the largest and most trusted homebuilders in the United States. We operate in 47 markets, have built over 680,000 quality homes in our more than 65-year history, and are honored to be the #1 customer-ranked national homebuilder based on third-party buyer surveys. What sets KB Home apart is building strong, personal relationships with every customer and creating an exceptional homebuying experience that offers our homebuyers the ability to personalize their home based on what they value at a price they can afford. As the industry leader in sustainability, KB Home has achieved one of the highest residential energy-efficiency ratings and delivered more ENERGY STAR® certified homes than any other builder, helping to lower the total cost of homeownership. For more information, visit kbhome.com.
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